EXHIBIT 99.1	2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

     FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Announces Third Quarter
FY 2004 Results

Torrance, CA, February 18, 2004 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured starters and alternators for the automotive aftermarket, today reported financial and operating results for the third quarter ended December 31, 2003.

Financial Highlights:

•	Gross margins increased to 14.5% in 3Q04 from 12.9% in 3Q03

•	Operating cash flow of $16.4 million during nine months ended December 31, 2003

•	Revenue declined 11.3% to $35.6 million

•	Net income was $1.1 million in 3Q04 compared to $3.2 million in 3Q03 (see the impact of accounting for income tax as described below)

•	Total debt declined by $7.3 million from December 31, 2002

Revenues for the third quarter of FY 2004 were $35.6 million, a decline of 11.3% compared to $40.1 million in the prior year’s quarter. The decrease in revenue resulted from the loss in the fourth quarter of fiscal 2003 of a customer and the loss of two distribution centers and supported retail stores of another customer in the first quarter of fiscal 2004.

Gross margin improved by 12.4% to 14.5%. The improvement in margins is primarily a result of efficiencies realized after the Company implemented the “lean” system of manufacturing and lowered its raw material costs through negotiations with its suppliers. Operating income was $1.9 million for the third quarter, or 5.3% of sales, as compared to $2.3 million, or 5.6% a year ago.

For the quarter, the Company reported net income of $1.1 million, or $0.13 per share on a fully diluted basis, compared to $3.2 million, or $0.38 per fully diluted share, in the three months ended December 31, 2002.

For the first nine months of FY2004, the Company earned $3.7 million, or $0.45 per diluted share, on revenues of $119.1 million, as compared to net income of $6.7 million, or $0.79 per share, on revenues of $133 million for the same period in FY2003.

“While our fiscal third quarter sales and net income were below prior year levels, we feel confident that MPA has the elements in place to support renewed growth in the future. Net income was negatively affected by our recognition of tax expenses in this fiscal year, versus no similar book tax expense in the prior year. However, because of our $17 million tax loss carry-forward, this did not impact our cash position,” said Selwyn Joffe, Chairman and CEO.

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“We see tangible opportunities to grow our position with our existing customers and continue to make progress executing our business transformation strategy. During the quarter, we were successful in expanding our gross margin, strengthening our relationships with existing customers, entering new markets, and continuing to improve our financial position.”

MPA accomplishments since the beginning of the 3rd Quarter 2004:

•	Appointed lead supplier for import car alternator and starter product categories for our largest customer, subject to satisfactory contract negotiations.

•	Entered into an eight-year supply agreement with another of our major customers.

•	Completed 100% conversion in our U.S. operations to lean manufacturing practices, resulting in meaningful improvements in gross margin, product quality, manufacturing throughput and inventory requirements.

•	Positioned ourselves to launch our Quality Built (QB) line of alternators and starters targeted to the traditional aftermarket.

•	Identified and expect to sign shortly a nationwide sales rep organization to market the QB line to professional installers across the country.

“MPA was recently notified by our largest national retail customer that we have been appointed category leader for imported aftermarket starters and alternators chain-wide. While details of this agreement are being negotiated, the expansion would materially increase our revenues from this customer,” Joffe continued. “Together with two existing customer agreements, the additional and pending contracts are the fruits of the Company’s initiative to obtain longer-term arrangements with its significant customers.”

Sales and marketing expenses in third quarter climbed to 2.1% of sales from 0.7% in the year-ago quarter. During the quarter, the Company hired a senior executive to run MPA’s aftermarket division and to launch its Quality Built brand of remanufactured alternators and starters. In the third quarter, the Company also participated in the aftermarket industry’s main trade shows for the first time in a number of years.

“Beginning with the third quarter of fiscal 2004, the Company has redeveloped its sales and marketing literature, position and strategies. The Company’s goal is to transform itself with an energetic marketing profile to drive more revenue for both our customers and ourselves. We are confident that return on the related investment will pay back in the near term,” said Mr. Joffe. “Our Quality Built line has been well received, and we expect to begin seeing revenues from this traditional aftermarket segment in the first quarter of Fiscal 2005.”

During the nine months ended December 31, 2003, the Company generated $16.4 million in cash from operating activities, compared to $19.0 million in the same period a year-ago, which included a $3.3 million tax refund. The Company’s cash flow will continue to benefit from net operating loss carry-forwards that are available to offset federal taxes payable in future quarters. At December 31, 2003, the Company had $17.2 million in operating losses available for such purposes.

Mr. Joffe commented, “MPA’s balance sheet is strong with $9.6 million in cash and equivalents, $27.4 million in working capital, total debt of $4.9 million, and shareholders’ equity of $40.6 million. In the last twelve months, we used part of our strong operating cash flow to pay down $7.3 million in debt.”

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About MPA

Motorcar Parts of America, Inc. (MPA), is a leading manufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA also assembles and distributes ignition wire sets for imported and domestic cars and light trucks. MPA has facilities in the United States in Torrance, California, Nashville, Tennessee, and Charlotte, North Carolina, as well as overseas in Singapore and Malaysia. The company website is located at www.motorcarparts.com.

Disclosure Regarding Private Securities Litigation Reform Act of 1995:

This press release may contain certain forward-looking statements with respect to the future performance of the Company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in the Company’s relationship with any of its customers, the nature and outcome of the anticipated relationship with the Company’s largest customer, the Company’s ability to maintain or improve its gross margins in an increasingly competitive environment, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs and other factors discussed herein and in the Company’s filings with the Securities and Exchange Commission.

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MOTORCAR PARTS OF AMERICA, INC.
(Formerly MOTORCAR PARTS & ACCESSORIES, INC.)
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended		Three Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net sales	$119,104,000	$132,976,000	$35,578,000	$40,115,000
Cost of goods sold	102,797,000	117,743,000	30,409,000	34,921,000

Gross Margin	16,307,000	15,233,000	5,169,000	5,194,000

Operating expenses:
General and administrative	7,683,000	6,704,000	2,400,000	2,525,000
Sales and marketing	1,437,000	857,000	730,000	285,000
Research and development	420,000	411,000	139,00	127,000

Total operating expenses	9,540,000	7,972,000	3,269,000	2,937,000

Operating income	6,767,000	7,261,000	1,900,000	2,257,000
Net interest expense (income)	724,000	1,218,000	143,000	(270,000)

Income before provision (benefit) for income taxes	6,043,000	6,043,000	1,757,000	2,527,000
Provision (Benefit) for income taxes	2,340,000	(695,000)	632,000	(695,000)

Net income	$3,703,000	$6,738,000	$1,125,000	$3,222,000

Basic net income per share	$.46	$.85	$.14	$.40

Diluted net income per share	$.45	$.79	$.13	$.38

Weighted average number of shares outstanding
- basic	8,005,089	7,960,455	8,018,542	7,960,455
- diluted	8,212,654	8,561,875	8,340,502	8,454,600

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MOTORCAR PARTS OF AMERICA, INC.
(Formerly MOTORCAR PARTS & ACCESSORIES, INC.)
Consolidated Balance Sheets

	December 31,	March 31,
	2003	2003

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,333,000	$1,307,000
Short term investments	272,000	162,000
Accounts receivable — net	10,349,000	12,764,000
Inventory — net	24,353,000	27,583,000
Income tax refund receivable	—	28,000
Prepaid expenses and other current assets	573,000	577,000

Total current assets	44,880,000	42,421,000
Plant and equipment — net	5,114,000	5,228,000
Deferred tax asset	8,525,000	10,521,000
Other assets	1,023,000	1,112,000

TOTAL ASSETS	$59,542,000	$59,282,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,774,000	$8,082,000
Accrued liabilities	3,010,000	2,559,000
Line of credit	3,000,000	9,932,000
Deferred compensation	274,000	214,000
Other current liabilities	1,793,000	18,000
Income taxes payable	209,000	—
Current portion of notes payable and capital lease obligations	429,000	815,000

Total current liabilities	17,489,000	21,620,000
Notes payable and capital lease obligations, less current portion	1,426,000	209,000

Total liabilities	18,915,000	21,829,000
SHAREHOLDERS’ EQUITY
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 8,077,955 and 7,960,455 shares issued and outstanding at December 31, 2003 and March 31, 2003	81,000	80,000
Additional paid-in capital	53,227,000	53,126,000
Common stock held in treasury, at cost (79,000 shares)	(296,000)	—
Accumulated other comprehensive loss	(102,000)	(107,000)
Accumulated deficit	(12,283,000)	(15,646,000)

Total shareholders’ equity	40,627,000	37,453,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$59,542,000	$59,282,000

EXHIBIT 99.1

MOTORCAR PARTS OF AMERICA, INC.
(Formerly MOTORCAR PARTS & ACCESSORIES, INC.)
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	December 31,

	2003	2002

Cash flows from operating activities:
Net income	$3,703,000	$6,738,000
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation and amortization	1,763,000	1,790,000
Provision for deferred income taxes	1,996,000	—
(Increase) decrease in:
Accounts receivable	2,415,000	4,830,000
Inventory	3,230,000	5,751,000
Prepaid expenses and other current assets	4,000	(26,000)
Income tax refund receivable	28,000	3,346,000
Other assets	89,000	592,000
Increase (decrease) in:
Accounts payable and accrued expenses	1,143,000	(4,344,000)
Deferred compensation	60,000	39,000
Income taxes payable	209,000	—
Other current liabilities	1,775,000	238,000

Net cash provided by operating activities	16,415,000	18,954,000

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,340,000)	(344,000)
Change in short term investments	(110,000)	(39,000)

Net cash used in investing activities	(1,450,000)	(383,000)

Cash flows from financing activities:
Repayments under line of credit	(6,932,000)	(28,029,000)
Borrowings under line of credit	—	10,782,000
Proceeds from options exercised	473,000	—
Payments on notes payable and capital lease obligations	(746,000)	(851,000)
Borrowings on notes payable and capital lease obligations	1,269,000	—
Repurchase of warrants, stock options and shares	(1,008,000)	—

Net cash used in financing activities	(6,944,000)	(18,098,000)

Effect of exchange rate changes on cash	5,000	(108,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,026,000	365,000
CASH AND CASH EQUIVALENTS- BEGINNING OF PERIOD	1,307,000	92,000

CASH AND CASH EQUIVALENTS – END OF PERIOD	$9,333,000	$457,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$748,419	$1,840,000
Income taxes	$202,259	$32,000
Non-cash investing and financing activities:
Property acquired under notes payable and capital lease obligations	$1,268,000	—

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For more information, contact:

Crocker Coulson	Selwyn Joffe
Partner	Chairman, President & CEO
CCG Investor Relations	Motorcar Parts of America, Inc.
(818) 789-0100	(310) 972-4005
crocker.coulson@ccgir.com

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